SCHEDULE 14A
                                (RULE 14a-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
         Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No. )

Filed by the Registrant Filed by a Party other than the Registrant Check the appropriate box:
      Preliminary Proxy Statement
      Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)
X     Definitive Proxy Statement
      Definitive Additional Materials
      Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           GP STRATEGIES CORPORATION
                (Name of Registrant as Specified In Its Charter)

   Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
      No fee required

      Fee computed on table below per Exchange Act Rules  14a-6(i)(1)  and 0-11.
      (1) Title of each class of securities to which transaction applies:

      (2) Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule
          0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):


      (4) Proposed maximum aggregate value of transaction:

      (5) Total fee paid:


      Fee paid previously with preliminary materials.

      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1) Amount Previously Paid:

      (2) Form, Schedule or Registration Statement No.:

      (3) Filing Party:

      (4) Date Filed:

GP STRATEGIES LETTERHEAD







                                   May 3, 1999



Dear Stockholder:


The 1999 Annual Meeting of Stockholders of GP Strategies Corporation will be held on June 3, 1999 at 10:00 a..m. in the Park Avenue Room of the Hotel Inter-Continental New York, and we look forward to your attending either in person or by proxy. The Notice of Annual Meeting, the Proxy Statement and the Proxy Card from the Board of Directors are enclosed.

At this year's Annual Meeting, the agenda includes the annual election of directors. The Board of Directors recommends that you vote FOR the election of the slate of nominees for directors.

Martin M. Pollak, the co-founder, Executive Vice President and Treasurer of the Company, is retiring and will not be standing for re-election. Martin has provided GP Strategies with invaluable service since the Company's inception. In 1964 Martin was instrumental in obtaining the rights to the "soft contact lens". In 1981 he became President and Chief Executive Officer of International Hydron Corporation, a public subsidiary of GP Strategies, and served as its leader until the company was sold in 1987 to SmithKline Beecham for $155 million. Martin was also the Chairman of General Physics Corporation before it became a wholly-owned subsidiary of the Company. After 40 years of dedicated service, we wish him the best in the years ahead.

Please refer to the Proxy Statement for detailed information on the election of directors.

                                          Sincerely yours,



                                          Jerome I. Feldman
                                          President   and   Chief    Executive
                                          Officer

                          GP STRATEGIES CORPORATION
                              9 West 57th Street
                                  Suite 4170
                           New York, New York 10019

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           To Be Held June 3, 1999

To the Stockholders:

  The Annual Meeting of Stockholders of GP Strategies Corporation (the "Company") will be held in the Park Avenue Room of the Hotel Inter-Continental New York, 111 East 48th Street, New York, New York on the 3rd day of June 1999, at 10:00 a.m. local time, for the following purposes:

  1. To elect nine Directors to serve until the next Annual Meeting and until their respective successors are elected and qualify.

  2. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Only stockholders of record as of the close of business on April 16, 1999 are entitled to receive notice of and to vote at the meeting. A list of such stockholders shall be open to the examination of any stockholder during ordinary business hours, for a period of ten days prior to the meeting, at the principal executive offices of the Company, 9 West 57th Street, Suite 4170, New York, New York.

                                                By Order of the Board of
Directors

                                                Lydia M. DeSantis
                                                Secretary

New York, New York
May 3, 1999

  If you do not expect to be present at the meeting, please fill in, date and sign the enclosed Proxy and return it promptly in the enclosed return envelope.

                          GP STRATEGIES CORPORATION
                              9 West 57th Street
                                  Suite 4170
                           New York, New York 10019

                               ---------------
                                                            New York, New York
                                                                   May 3, 1999

                               PROXY STATEMENT

  The accompanying Proxy is solicited by and on behalf of the Board of Directors of GP Strategies Corporation, a Delaware corporation (the "Company"), for use only at the Annual Meeting of Stockholders (the "Annual Meeting") to be held in the Park Avenue Room of the Hotel Inter-Continental New York, 111 East 48th Street, New York, New York, on the 3rd day of June, 1999 at 10:00 a.m., local time, and at any adjournments thereof. The approximate date on which this Proxy Statement and the accompanying Proxy were first given or sent to security holders was May 3, 1999.

  Each Proxy executed and returned by a stockholder may be revoked at any time thereafter, by written notice to that effect to the Company, attention of the Secretary, prior to the Annual Meeting, or to the Chairman or the Inspectors of Election, at the Annual Meeting, or by the execution and return of a later-dated Proxy, except as to any matter voted upon prior to such revocation.

  The Proxies in the accompanying form will be voted in accordance with the specifications made and where no specifications are given, such Proxies will be voted FOR the nine nominees for election as directors named herein. In the discretion of the proxy holders, the Proxies will also be voted FOR or AGAINST such other matters as may properly come before the meeting. The management of the Company is not aware that any other matters are to be presented for action at the meeting. Although it is intended that the Proxies will be voted for the nominees named herein, the holders of the Proxies reserve discretion to cast votes for individuals other than such nominees in the event of the unavailability of any such nominee. The Company has no reason to believe that any of the nominees will become unavailable for election. The Proxies may not be voted for a greater number of persons than the number of nominees named. The election of directors will be determined by a plurality of the votes of the shares of Common Stock and Class B Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors. Accordingly, in the case of shares that are present or represented at the Annual Meeting for quorum purposes, not voting such shares for a particular nominee for director, including by withholding authority on the Proxy, will not operate to prevent the election of such nominee if he or she otherwise receives a plurality of the votes.

                              VOTING SECURITIES

  The Board of Directors has fixed the close of business on April 16, 1999 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting. The issued and outstanding stock of the Company on April 16, 1999 consisted of 11,010,204 shares of Common Stock, each entitled to one vote, and 356,250 shares of Class B Stock, each entitled to ten votes. A quorum of the stockholders is constituted by the presence, in person or by proxy, of holders of record of Common Stock and Class B Stock, representing a majority of the number of votes entitled to be cast. The only difference in the rights of the holders of Common Stock and the rights of holders of Class B Stock is that the former class has one vote per share and the latter class has ten votes per share. The Class B Stock is convertible at any time into shares of Common Stock on a share for share basis at the option of the holders thereof.

                            PRINCIPAL STOCKHOLDERS

      The following table sets forth the number of shares of Common Stock and Class B Stock beneficially owned as of March 15, 1999, by each person who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock or Class B Stock.



                          Name and Address     Amount and Nature
             Title of     of Beneficial        of Beneficial       Percent
             Class        Owner                Ownership           Of Class(1)

          Class B Stock   Jerome I. Feldman    631,250             95.3%
                          c/o GP Strategies    shares(2)(3)
                          Corporation
                          9 West 57th Street
                          Suite 4170
                          New York, NY 10019

          Class B Stock   Martin M. Pollak     243,750             42.9%
                          c/o GP Strategies    shares(3)(4)
                          Corporation
                          9 West 57th Street
                          Suite 4170
                          New York, NY 10019

          Class B Stock   Scott N. Greenberg   75,000 shares(5)    17.4%
                          c/o GP Strategies
                          Corporation
                          9 West 57th Street
                          Suite 4170
                          New York, NY 10019

          Common Stock    Jerome I. Feldman    813,418             6.9%
                                               shares(3)(6)

          Common Stock    Martin M. Pollak     917,925             7.8%
                                               shares(3)(7)

          Common Stock    Dimensional Fund     546,625 shares(8)   5.1%
                          Advisors
                          1299 Ocean Avenue
                          Santa Monica, CA
                          90401

          Common Stock    Oppenheimer Capital  730,820 shares(9)   6.7%
                          Oppenheimer Tower
                          World Financial
                          Center
                          New York, NY 10281

---------
(1)The percentage of class calculation for Common Stock assumes for each beneficial owner that (i) all options are exercised in full and all shares of Class B Stock are converted into Common Stock only by the named beneficial owner and (ii) no other options are exercised and no other shares of Class B Stock are converted by any other stockholder. The percentage of class calculation for Class B Stock assumes for each beneficial owner that (i) all options to purchase Class B Stock are exercised in full only by the named beneficial owner, (ii) no other options to purchase Class B Stock are exercised by any other stockholder, and (iii) no shares of Class B Stock are converted into Common Stock by the named beneficial owner or any other stockholder.

(2)Includes 306,250 shares of Class B Stock issuable upon exercise of currently exercisable stock options held by Mr. Feldman. Certain of Mr. Feldman's shares of Class B Stock are subject to certain restrictions.

(3)On December 29, 1998, Mr. Pollak granted certain rights of first refusal with respect to his Class B Stock and options to purchase Class B Stock to Mr. Feldman and his family, and Mr. Feldman granted certain tag-along rights with respect to Class B Stock and options to purchase Class B Stock to Mr. Pollak and his family. Certain of Mr. Feldman's shares of Class B Stock are subject to certain restrictions.

(4)Includes 212,500 shares of Class B Stock issuable upon exercise of currently exercisable stock options held by Mr. Pollak.

(5)Includes 75,000 shares of Class B Stock issuable upon exercise of currently exercisable stock options held by Mr. Greenberg.

(6)Includes (i) 180,995 shares of Common Stock issuable upon exercise of currently exercisable stock options held by Mr. Feldman, (ii) 1,173 shares of Common Stock held by members of his family, (iii) 325,000 shares of Common Stock issuable upon conversion of Class B Stock held by Mr. Feldman, and (iv) 306,250 shares of Common Stock issuable upon conversion of Class B Stock issuable upon exercise of currently exercisable stock options held by Mr. Feldman. Mr. Feldman disclaims beneficial ownership of the 1,173 shares of Common Stock held by members of his family.

(7)Includes (i) 528,339 shares of Common Stock issuable upon exercise of currently exercisable stock options held by Mr. Pollak, (ii) 6,132 shares of Common Stock held by his wife, (iii) 1,618 shares of Common Stock held by a foundation of which Mr. Pollak is a trustee, (iv) 31,250 shares of Common Stock issuable upon conversion of Class B Stock held by Mr. Pollak, and (v) 212,500 shares of Common Stock issuable upon conversion of Class B Stock issuable upon exercise of currently exercisable stock options held by Mr. Pollak. Mr. Pollak disclaims beneficial ownership of the 6,132 shares of Common Stock held by his wife and the 1,618 shares held by the foundation.

(8)Based on a Schedule 13G filed by Dimensional Fund Advisors Inc. ("Dimensional") with the Securities and Exchange Commission (the "SEC"). Dimensional has informed the Company that the shares reported on the 13G are owned by advisory clients of Dimensional and that Dimensional disclaims beneficial ownership of such shares.

(9) Based on a Schedule 13G filed by Oppenheimer Capital with the SEC.

         SECURITY OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS

      The following table sets forth, as of March 15, 1999, beneficial ownership of shares of Common Stock and Class B Stock of the Company by each director, each of the named executive officers and all directors and executive officers as a group.


                        Total Number                Total
                        Of Shares of                Number of
                        Common          Percent     Shares of
                        Stock               of      Class B Stock    Percent of        Percent of
                        Beneficially    Common      Beneficially     Class B           Voting
                        Owned           Stock(1)    Owned            Stock(2)          Stock(3)

Jerome I. Feldman(4)      813,418(5)     6.9%        631,250(6)       95.3%             36.5%

Martin M. Pollak(4)       917,925(7)     7.8%        243,750(8)       42.9%             18.1%

Scott N. Greenberg(4)     157,913(9)     1.4%        75,000(10)      17.4%              5.4%

John C. McAuliffe          50,269(11)(12) *               -             -                 *

Sheldon L. Glashow(13)      6,095(11)     *                -             -                -


Roald Hoffmann(13)         18,360(11)     *                -             -                *


Bernard M. Kauderer(13)      6,095(11)    *                -             -                *


Ogden R. Reid(13)            9,250(11)    *                 -             -               *

Herbert R.Silverman(14)     15,250(11)    *                 -             -               *

Gordon Smale(14)             6,000(11)    *                  -            -               *


Directors and Executive  2,000,665(15)   15.6%       950,000(16)       100%               40/4%
Officers as a Group
(9 persons)

------------------
* The number of shares owned is less than one percent of the outstanding shares or voting stock.

(1) The percentage of class calculation for Common Stock assumes for each beneficial owner and directors and executive officers as a group that (i) all options are exercised in full and all shares of Class B Stock are converted into Common Stock only by the named beneficial owner or members of the group and (ii) no other options are exercised and no other shares of Class B Stock are converted by any other stockholder.

(2) The percentage of class calculation for Class B Stock assumes for each beneficial owner and directors and executive officers as a group that (i) all options to purchase Class B Stock are exercised in full only by the named beneficial owner or members of the group, (ii) no other options to purchase Class B Stock are exercised by any other stockholder, and (iii) no shares of Class B Stock are converted into Common Stock by the named beneficial owner, members of the group, or any other stockholder.

(3) The percentage of voting stock calculation assumes for each beneficial owner and directors and executive officers as a group that (i) all options are exercised in full only by the named beneficial owner or members of the group, (ii) no other options are exercised by any other stockholder, and
    (iii) no shares of Class B Stock are converted into Common Stock by the named beneficial owner, members of the group, or any other stockholder. Based on the Common Stock and Class B Stock outstanding at March 15, 1999, if no options are exercised and no shares of Class B Stock are converted into Common Stock by Mr. Feldman, Mr. Pollak, or any other stockholder, Messrs. Feldman and Pollak would own 22% and 3% of the voting stock, respectively.

(4) Member of the Executive Committee.

(5) See footnotes 3 and 6 to Principal Stockholders table.

(6)  See footnotes 2 and 3 to Principal Stockholders table.

(7) See footnotes 3 and 7 to Principal Stockholders table.

(8)  See footnotes 3 and 4 to Principal Stockholders table.

(9) Includes (i) 70,875 shares of Common Stock issuable upon exercise of currently exercisable stock options held by Mr. Greenberg and (ii) 75,000 shares of Common Stock issuable upon conversion of Class B Stock issuable upon exercise of currently exercisable stock options held by Mr.
    Greenberg.

(10)See footnote 5 to Principal Stockholders table.

(11)Includes 18,000 shares for Roald Hoffmann, 42,000 shares for John C. McAuliffe, 9,000 shares for Ogden R. Reid, 14,000 shares for Herbert R. Silverman, 6,000 shares for Bernard M. Kauderer, 6,000 shares for Sheldon L. Glashow, and 6,000 shares for Gordon Smale, issuable upon exercise of currently exercisable stock options.

(12)Includes 3,414 shares of Common Stock allocated to Mr. McAuliffe's account pursuant to the provisions of the General Physics Corporation Profit Investment Plan.

(13) Member of the Audit Committee.

(14)  Member of the Compensation Committee.

(15)Includes (i) 888,209 shares of Common Stock issuable upon exercise of currently exercisable stock options, (ii) 356,250 shares of Common Stock issuable upon conversion of Class B Stock, and (iii) 593,750 shares of Common Stock issuable upon conversion of Class B Stock issuable upon exercise of currently exercisable stock options.

(16)Includes 593,750 shares of Class B Stock issuable upon exercise of currently exercisable stock options.

    As of March 15, 1999 the Company owned 2,842,300 shares of SGLG, Inc. ("SGLG") common stock, constituting approximately 92% of the outstanding shares. As of such date, Mr. Pollak owned 1,000 shares of SGLG common stock.

    On December 29,  1998,  the Company and Messrs.  Feldman and Pollak  entered into an agreement (the "Exchange Agreement"). Pursuant to the Exchange Agreement, on January 4, 1999, Mr. Pollak transferred to Mr. Feldman options to purchase 193,750 shares of Class B Stock in exchange for options to purchase 172,422 shares of Common Stock plus 26,495 shares of Common Stock (the
"Exchange"). In addition, Mr. Pollak granted certain rights of first refusal with respect to his Class B Stock and options to purchase Class B Stock to Mr. Feldman and his family, and Mr. Feldman granted certain tag-along rights with respect to Class B Stock and options to purchase Class B Stock to Mr. Pollak and his family. In addition, Mr. Pollak agreed that, until May 31, 2004, during any period commencing on the date any person or group commences or enters into, or publicly announces an intention to commence or enter into, and ending on the date such person abandons, a tender offer, proxy fight, or other transaction that may result in a change in control of the Company, he will vote his shares of Common Stock and Class B Stock on any matter in accordance with the recommendation of the Company's Board of Directors. The Exchange and the other provisions of the Exchange Agreement may have resulted in, or may at a subsequent date result in, a change of control of the Company from Messrs. Feldman and Pollak jointly to Mr. Feldman.

ELECTION OF DIRECTORS

  Nine directors will be elected at the Annual Meeting to hold office until the next Annual Meeting of Stockholders and until their respective successors are elected and qualify. The Proxies solicited by this proxy statement may not be voted for a greater number of persons than the number of nominees named. It is intended that these Proxies will be voted for the following nominees, but the holders of these Proxies reserve discretion to cast votes for individuals other than the nominees for director named below in the event of the unavailability of any such nominee. The Company has no reason to believe that any of the nominees will become unavailable for election. Set forth below are the names of the nominees, the principal occupation of each, the year in which first elected a director of the Company and certain other information concerning each of the nominees.

  Jerome I. Feldman is founder and since 1959 has been President and Chief Executive Officer and a Director of the Company. He has been a Director of American Drug Company ("ADC"), a wholesale distributor of home decorating, hardware and finishing products, since 1994 and a Director of GSE Systems, Inc. ("GSE"), a company engaged in the business of real time simulation and process automation in the power and process industries, since 1994 and Chairman of the Board of GSE since 1997. Mr. Feldman is also Chairman of the New England Colleges Fund and a Trustee of Northern Westchester Hospital.
Age 70

  Scott N. Greenberg has been a Director of the Company since 1987 and Executive Vice President and Chief Financial Officer since June 1998. He was Vice President and Chief Financial Officer from 1989 to June 1998 and Vice President, Finance from 1985 to 1989. He has been a Director of ADC since 1998 and is a nominee for Director of GSE. Age 42

  John C. McAuliffe has been a Director of the Company since 1997, Senior Vice President of the Company since June 1998 and President of General Physics Corporation ("GPC"), a wholly-owned subsidiary of the Company, since 1997. He was Executive Vice President and Chief Operating Officer of GPC from 1994 to 1997; Senior Vice President from 1993 to 1994; Chief Financial Officer and Treasurer from 1992 to 1993; and Vice President, Finance from 1991 to 1992. Age 40

  Sheldon L. Glashow, Ph.D. has been a Director of the Company since 1997. Dr. Glashow is the Higgins Professor of Physics and the Mellon Professor of the Sciences at Harvard University. He was the recipient of the Nobel Prize in Physics in 1971. He has been a director of Interferon Sciences, Inc. ("ISI"), a biopharmaceutical company, since 1991 and a Director of GSE since 1995. Dr. Glashow is a foreign member of the Russian Academy of Sciences. Age 66

  Roald Hoffmann, Ph.D. has been a Director of the Company since 1988. He has been the John Newman Professor of Physical Science at Cornell University since 1974. Dr. Hoffmann is a member of the National Academy of Sciences and the American Academy of Arts and Sciences. In 1981, he shared the Nobel Prize in Chemistry with Dr. Kenichi Fukui. Age 61

  Bernard M. Kauderer has been a Director of the Company since 1997. He retired from the United States Navy in 1986 as Vice Admiral. He was Former Commander, Submarine Force, United States Atlantic and Pacific Fleets. He has been a consultant to industry and government since 1986. Age 67

  Ogden R. Reid has been a Director of the Company since 1979. Mr. Reid had been Editor and Publisher of the New York Herald Tribune and of its International Edition; United States Ambassador to Israel; a six-term member of the United States Congress and a New York State Environmental Commissioner. Age 73

  Herbert R. Silverman has been a Director of the Company since 1994. Since 1975 he has been a Senior Advisor to Bank Julius Baer (New York), Zurich, Switzerland, and since 1976 he has been Chairman of the Executive Committee of Baer American Banking Corporation. He was a Director of Partners Funds, Inc. and Focus Fund, both of which are mutual stock funds managed by Neuberger & Berman, from 1965 to April 1997. He is Honorary Vice Chairman of the New York University Board of Trustees and a life trustee of New York University and New York University Medical Center. Age 81

  Gordon Smale has been a Director of the Company since 1997. He has been President and a Director of Atlantic Oil Corporation, a producing oil and gas company, since 1970; President of Atmic, Inc., an oil and gas management company, since 1983; Chairman of the Board of CamWest Inc., an oil and gas exploration and development company, since 1992; and Manager of Cedar Ridge LLC, a methane coal gas exploration and development company, since 1994. Age 67

Board of Directors

  The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance of the Company, although it is not involved in day-to-day operating details. Members of the Board are kept informed of the Company's business by various reports and documents sent to them as well as by operating and financial reports made at Board and Committee meetings. The Board held six meetings in 1998. All of the directors attended at least 75% of the aggregate number of meetings of the Board and of committees of the Board on which they served, except for Roald Hoffmann and Herbert R. Silverman.

Directors Compensation

  Directors who are not employees of the Company or its subsidiaries receive an annual fee of $5,000, payable quarterly, and $1,000 for each meeting of the Board of Directors attended, but do not receive any additional compensation for service on committees of the Board of Directors. Officers of the Company or its subsidiaries do not receive additional compensation for serving as directors.

Executive Committee

  The Executive Committee, consisting of Jerome I. Feldman and Scott N. Greenberg, meets on call and has authority to act on most matters during the intervals between Board meetings. The committee formally acted eighteen times in 1998 through unanimous written consent.

Audit Committee

  The Audit Committee reviews the internal controls of the Company and the objectivity of its financial reporting. It meets with appropriate Company financial personnel and the Company's independent certified public accountants in connection with these reviews. This committee recommends to the Board the appointment of the independent certified public accountants to serve as auditors for the following year in examining the books and records of the Company. This Committee met twice in 1998. The Audit Committee consists of Ogden R. Reid, Roald Hoffmann, Sheldon L. Glashow and Bernard M.
Kauderer.

Compensation Committee

  The Compensation Committee, consisting of Herbert R. Silverman and Gordon Smale, meets on call and has the authority to act with respect to the compensation of officers. In 1998, the Compensation Committee held one meeting .

                            EXECUTIVE COMPENSATION

  The following table and notes present the compensation paid by the Company and subsidiaries to its President and Chief Executive Officer and the Company's most highly compensated executive officers.


                          SUMMARY COMPENSATION TABLE


                                                  Annual              Long Term
                                               Compensation         Compensation    All Other
                                             Salary         Bonus   Stock/Options  Compensation
Name and Principal Position         Year       ($)           ($)      (# Shares)           ($)

Jerome I. Feldman                   1998      320,780          -           -          87,867(1)
  President and Chief               1997      336,008     135,950(2)   125,000(3)    181,379(4)
  Executive Officer                 1996      321,805           -      244,667(5)     35,433(6)

Martin M. Pollak                    1998      288,125(7)   25,000(8)         -        89,191(1)
  Executive Vice President          1997      300,000(9)  135,950(2)   125,000(3)    193,717(4)
  and Treasurer                     1996      287,510(9)        -      247,167(5)     38,061(6)

Scott N. Greenberg                  1998      227,000           -            -        29,316(10)
  Executive Vice President          1997     218,112      51,570(11)   87,125(3)     78,116(12)
  and Chief Financial Officer       1996     209,315     114,375(13)   78,750(14)     4,316(15)

John C. McAuliffe                   1998      211,585(16)  90,000(16)   10,000(3)     30,588(17)
  Senior Vice President             1997      200,979(16)  75,000(16)   60,000(3)    105,920(18)
  President, General Physics        1996      172,750(16)       -            -         4,287(19)
  Corporation


(1) Includes for each of Messrs. Feldman and Pollak $49,000 in cash and Common Stock received in connection with the merger of the Company and GPC (the "Merger); $20,304 for group term life insurance premiums; and a $4,000 matching contribution to the Company's 401(k) Savings Plan (the "401(k) Savings Plan"). Also includes $14,563 for Mr. Feldman and $15,887 for Mr. Pollak for the split dollar value of insurance premiums.

(2) Includes $50,000 as a bonus from GPC for services rendered to GPC and $85,950 in shares of ISI common stock, deferred at the election of the Messrs. Feldman and Pollak from 1996 to 1997, for services rendered to ISI.

(3) Consists of options to purchase shares of Common Stock granted pursuant to the Company's 1973 Non-Qualified Stock Option Plan, as amended (the "Plan").

(4) Includes for each of Messrs. Feldman and Pollak $147,000 in cash and Common Stock received in connection with the Merger; $11,340 for group term life insurance premiums; and a $3,800 matching contribution to the 401(k) Savings Plan. Also includes $19,239 for Mr. Feldman and $22,613 for Mr. Pollak for the split dollar value of insurance premiums.

(5) Includes for each of Messrs. Feldman and Pollak options to purchase 150,000 shares of Class B Stock granted pursuant to an employment agreement. Also includes options to purchase 94,667 shares of Common Stock for Mr. Feldman and 97,167 shares of Common Stock for Mr. Pollak granted pursuant to the Plan.

(6) Includes for each of Messrs. Feldman and Pollak $11,340 for group term life insurance premiums and a $3,500 matching contribution to the 401(k) Savings Plan. Also includes $20,593 for Mr. Feldman and $23,221 for Mr. Pollak for the split dollar value of insurance premiums.

(7) $141,000 of Mr. Pollak's compensation was paid by ADC for his devoting a portion of his working hours to ADC.

(8)   Includes $25,000 as a bonus from GPC for services rendered to GPC.

(9) $150,000 of Mr. Pollak's compensation was paid by ADC for his devoting a portion of his working hours to ADC.

(10) Includes $24,500 in cash and Common Stock received in connection with the Merger; a $4,000 matching contribution to the 401(k) Savings Plan; and $816 for group term life insurance premiums.

(11) Bonus received from ISI in shares of ISI common stock deferred at the election of Mr. Greenberg from 1996 to 1997, for services rendered to ISI.

(12) Includes $73,500 in cash and Common Stock received in connection with the Merger; a $3,800 matching contribution to the 401(k) Savings Plan; and $816 for group term life insurance premiums.

(13) Bonus received from the Company in shares of common stock of GTS Duratek, Inc. ("Duratek").

(14) Includes options to purchase 75,000 shares of Class B Stock not granted pursuant to the Plan and options to purchase 3,750 shares of Common Stock granted pursuant to the Plan.

(15) Includes a $3,500 matching contribution to the 401(k) Savings Plan and $816 for group term life insurance premiums.

(16) Paid by GPC for services rendered solely to GPC.

(17) Includes $20,153 in cash and Common Stock received in connection with the Merger; $10,000 contributed by GPC under GPC's Profit Investment Plan, a defined contribution plan (the "GPC Plan"); and $435 for group term life insurance premiums paid by GPC.

(18) Consists of $100,650 in cash and Common Stock received in connection with the Merger; $4,940 contributed by GPC under the GPC Plan; and $330 for group term life insurance premiums paid by GPC.

(19) Includes $3,957 contributed by GPC under the GPC Plan and $330 for group term life insurance premiums paid by GPC.

   The following table and notes contain information concerning the grant of stock options in 1998 to the named executive officers.


                            OPTION GRANTS IN 1998

                                                                               Potential Realizable
                                Percent                                        Value at Assumed
                                of Total                                       Annual Rates of
                                Options      Exercise                          Stock Price
                    Options     Granted to   or Base                           Appreciation for
                    Granted     Employees    Price      Market    Expiration   Option Term(1)
Name                (#)          in  1998    ($/Sh)     Value($)  Date         5%($)     10%($)
-----               ------

John C. McAuliffe   10,000(2)     3%          10.41       12.25    01/12/08    65,468    165,009
-------------


(1) Represents gain that would be realized assuming the options were held for the entire ten year term and the stock price increased at compounded rates of 5% and 10% from a base price of $10.41 per share. The potential realizable values per option or per share under such 5% and 10% rates of stock appreciation would be $6.55 and $16.59 from a base price of $10.41. These amounts represent assumed rates of appreciation only. Actual gain, if any, on option exercise and Common Stock holdings will be dependent on overall market conditions and on the future performance of the Company and its Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

(2) Options to purchase Common Stock granted pursuant to the terms of the Plan . The options are exercisable cumulatively at the rate of 20% per annum for a period of five years from the date of grant.

  The following table and notes contain information concerning the exercise of stock options during 1998 and unexercised options held at the end of 1998 by the named executive officers. Unless otherwise indicated, options are to purchase Common Stock.

                     AGGREGATED OPTION EXERCISES IN 1998
                          AND YEAR-END OPTION VALUES

                                                          Exercisable/Unexercisable          Value of Unexercised
                       Shares                                        Options                   In-the-Money Options at
                       Acquired           Value                at December 31, 1998(#)            December 31, 1998($)
Name                   on Exercise(#)    Realized($)           Exercisable/Unexercisable   Exercisable/Unexercisable(1)

Jerome I. Feldman1      93,750(2)         121,094               565,917(3)  60,000          3,720,422    43,500
Martin M. Pollak          -0-               -0-                 762,169(3)  60,000          4,925,697    43,500
Scott N. Greenberg       5,000             31,875               145,875(3)  45,000            939,611   326,250
John C McAuliffe          -0-              -0-                   21,000     59,000            147,590   403,935
----------

(1) Calculated based on $15.00, which was the closing price of the Common Stock as reported by the New York Stock Exchange on December 31, 1998.

(2) Shares of Class B Stock

(3) Includes options to purchase 212,500, 406,250, and 75,000 shares of Class B Stock held by Messrs. Feldman, Pollak, and Greenberg, respectively.



  The following table and notes contain information concerning the exercise of stock options pursuant to the GTS Duratek, Inc. Stock Option Plan of the Company during 1998 and unexercised options held at the end of 1998 by the named executive officers.

                     AGGREGATED OPTION EXERCISES IN 1998
                          AND YEAR-END OPTION VALUES

                   Shares                      Exercisable/Unexercisable      Value of Unexercised
                  Acquired       Value               Options at             In-the-Money Options at
                 on Exercise(#)  Realized($)    December 31, 1998(#)         December 31, 1998 ($)
Name                 (#)          ($)          Exercisable/Unexercisable   Exercisable/Unexercisable(1)

Jerome I. Feldman   15,000       165,500        100,000       -           309,800              -
-
Martin M. Pollak    50,000       430,630        50,000       -           159,400               -
-
Scott N. Greenberg   2,000        22,450         1,000       -             3,038               -
------------

(1) Calculated based on the closing price of the Duratek common stock , as reported by Nasdaq National Market on December 31, 1998, which was $4.938.

Compensation Committee Report on Executive Compensation

      The  Compensation   Committee  is  responsible  for   administering  the
compensation   program  for  the  executive  officers  of  the  Company.   The
Compensation Committee consists of Herbert R. Silverman and Gordon Smale.

      The Compensation Committee's executive compensation policies are designed to offer competitive compensation opportunities for all executives which are based on personal performance, individual initiative and achievement, as well as assisting the Company in attracting and retaining qualified executives. The Compensation Committee also endorses the position that stock ownership by management and stock-based compensation arrangements are beneficial in aligning management's and shareholders' interests in the enhancement of shareholder value.

      Compensation paid to the Company's executive officers generally consists of the following elements: base salary, annual bonus and long-term compensation in the form of stock options and the 401(k) Savings Plan. The compensation for Mr. Pollak in 1998 was determined on the same basis as that of Mr. Feldman, the President and Chief Executive Officer. The compensation for the other executive officers of the Company is determined by a consideration of each officer's initiative and contribution to overall corporate performance and the officer's managerial abilities and performance in any special projects that the officer may have undertaken. Competitive base salaries that reflect the individual's level of responsibility are important elements of the Company's executive compensation philosophy. Subjective considerations of individual performance are considered by the Compensation Committee in establishing annual bonuses and other incentive compensation.

      The Company has certain broad-based employee benefit plans in which all employees, including the named executives are permitted to participate on the same terms and conditions relating to eligibility and subject to the same limitations on amounts that may be contributed. In 1998, the Company also made matching contributions to the 401(k) Savings Plan for those participants.

Mr. Feldman's 1998 Compensation

      Mr. Feldman's compensation in 1998 was determined principally by the terms of his employment agreement with the Company, described below, which was negotiated with an independent committee of the Board of Directors of the Company.

      In reviewing Mr. Feldman's performance in 1998 and determining appropriate compensation, the Committee took the following major accomplishments into consideration:

      oThe transformation of the Company into a performance improvement and training company

      oThe sale of all of the operating assets of Five Star Group, Inc. to American Drug Company

      oThe acquisition of the Learning Technologies business of SHL Systemhouse Co.

      oThe increase in analyst coverage of the Company

      Mr. Feldman was the driving force behind the Company's transformation into a global performance improvement organization that helps customers achieve superior business results by maximizing the effectiveness of people, processes and technology. Mr. Feldman together with his senior management team focused their efforts on designing and implementing the Company's strategy of increasing sales and profitability within the commercial training and performance group through acquisitions and internal growth, while monetizing other investments. Mr. Feldman spearheaded the acquisition in June 1998 of the Learning Technologies business of SHL Systemhouse Co., an MCI company, which enhanced the scope of the information technology-related services and products of the Company, provided the Company with an established network of offices and training facilities in Canada and the United Kingdom, and further established the Company as a global company. In addition, as a result of the sale on September 30, 1998 of substantially all of the operating assets of Five Star Group, over 95% of the Company's revenue is now derived from performance improvement and training.

      The Compensation Committee considered Mr. Feldman's integral role in the above-described transactions as well as his significant contribution to the Company's financial progress.


                  Herbert R. Silverman                Gordon Smale

Employment Contracts and Termination of Employment and Change in Control Arrangements

      As of May 19, 1995, the Company entered into three-year employment agreements (the "Employment Agreements") with each of Jerome I. Feldman, the
Company's President and Chief Executive Officer, and Martin M. Pollak, the Company's Executive Vice President and Treasurer (each, an "Employee"). As of November 19, 1996, the Company amended the Employment Agreements (the "Employment Agreement Amendments"), which amendments extended the term of the Employment Agreements from May 18, 1998 to May 31, 1999.

      Each Employment Agreement provides for each Employee to receive a minimum base salary of $325,000 for the first year of the Employment Agreement, $350,000 for the second year of the Employment Agreement and $375,000 for the third year of the Employment Agreement (subject to increase by the Board of Directors). Under the terms of each of the Employment Agreements, each of the Employees received options to purchase 62,500 shares of Common Stock and 62,500 shares of Class B Stock. Under the terms of each of the Employment Agreement Amendments, each of the Employees received options to purchase 150,000 shares of Class B Stock. The Employment Agreements each provide for the termination of employment upon the Employee's death, physical or mental disability or retirement. In addition, the Company may terminate the Employee's employment "for cause" (including failing to perform required duties or engaging in gross negligence or willful misconduct with respect to the Company), and each Employee may voluntarily terminate his employment for "Good Reason," which occurs if the Employee in good faith determines that due to a change in control of the Company he is not able to effectively discharge his duties as a result of certain specified acts by the Company. "Change in control" is defined to include (1) any "person" (other than the Employees or certain persons who may acquire securities of the Company from an Employee) acquiring the beneficial ownership of more than 30% of the combined voting power of the Company's then outstanding securities or
(2) any individual being nominated for election to the Board of Directors of the Company without the approval of the Board.

      Upon termination of an Employment Agreement by the Company "for cause," all obligations of the Company under such Employment Agreement terminate. Upon termination by the Company other than "for cause," disability, or retirement, or by the Employee for "Good Reason," the Employee is entitled to receive as severance pay an amount equal to his full base salary at the rate then in effect, multiplied by the greater of (1) the number of years (including fractions thereof) remaining in the term of the employment or (2) the number three. Subject to certain conditions, the Company would also maintain for two years (or until the Employee's commencement of full-time employment with a new employer) certain insurance, health and disability plans in effect, or arrange for substantially similar benefits. The Employment Agreements also contain non-competition and confidentiality provisions.

      Pursuant to the Exchange Agreement, Mr. Pollak agreed that the sole obligation of the Company under his Employment Agreement, during the period from the date of the Exchange Agreement to the earlier of May 31, 1999 and the date of Mr. Pollak's death, would be to pay his salary and continue his employee benefits, which obligation is unconditional irrespective of any action or inaction of Mr. Pollak or the Company, except that the Company (by not less than 10 days notice to Mr. Pollak) may terminate such obligation if Mr. Pollak is convicted of a crime involving moral turpitude, commits any act involving dishonesty, disloyalty, or fraud with respect to the Company, or is grossly negligent or engages in willful misconduct with respect to the Company.

Certain Transactions

      Martin M. Pollak, Executive Vice President and Treasurer of the Company, has determined to retire from the Company. His current employment agreement with the Company will remain in effect until its scheduled termination date, May 31, 1999, at which time he will become a consultant to the Company under a Consulting and Severance Agreement, dated December 29, 1998 (the "Consulting Agreement"). Pursuant to the Consulting Agreement, Mr. Pollak will act as a consultant to the Company for a five-year period ending May 31, 2004 (the "Consulting Period"), for a consulting fee of $200,000 per year. During the Consulting Period, Mr. Pollak will receive certain benefits, including life insurance, medical benefits, use of an automobile, use of an office and secretarial support. Pursuant to the Consulting Agreement, Mr. Pollak received 47,863 shares of Common Stock as severance and in consideration for his consulting services to the Company.

      Pursuant to the Exchange Agreement, Mr. Pollak was given the right to make a "cashless exercise" (by using shares of Common Stock held by Mr. Pollak for at least six months) of options to purchase 172,422 shares of Common Stock received by him in the Exchange, as well as of options he already held to purchase 122,167 shares of Common Stock, and was granted certain registration rights with respect to his shares of Common Stock, including on exercise of various options. Also, as described above, Mr. Pollak agreed in the Exchange Agreement that, until May 31, 2004, during any period commencing on the date any person or group commences or enters into, or publicly announces an intention to commence or enter into, and ending on the date such person abandons, a tender offer, proxy fight, or other transaction that may result in a change in control of the Company, he will vote his shares of Common Stock and Class B Stock on any matter in accordance with the recommendation of the Company's Board of Directors. In addition, in the Exchange Agreement, the Company consented to the Exchange and the Company and Mr. Pollak exchanged general releases.

      The Company has made loans to Jerome I. Feldman, the President and Chief Executive Officer and a director of the Company. Mr. Feldman primarily utilized the proceeds of such loans to exercise options to purchase Class B Stock. Such loans bear interest at the prime rate of Fleet Bank and are secured by the purchased Class B Stock. The largest aggregate amount of indebtedness outstanding since January 1, 1998 was approximately $2,900,000. As of March 31, 1999, the aggregate amount of indebtedness outstanding was approximately $2,100,000.

      For the year ended December 31, l998, Michael Feldman received salary and bonus from GPC of approximately $119,000 as Director of International Business Development. Michael Feldman devotes a substantial portion of his working hours to GPC and is the son of Jerome I. Feldman.

                              PERFORMANCE GRAPH

 On March 27, 1998, the Common Stock commenced trading on the New York Stock Exchange. Therefore, the Company has selected the NYSE Market Index U.S. Companies as the appropriate broad equity market index for 1998, instead of the AMEX Market Value Index. In addition, the Company has selected the MG Group Index/Education and Training Services as the appropriate line of business index for 1998 instead of the NYSE Computer and Data Processing Index. This change reflects the Company's belief that the lines of business of the companies included on the MG Group Index/Education and Training Services are more similar to the principal line of business of the Company (performance improvement and training) than the lines of business of the companies included on the NYSE Computer and Data Processing Index. In addition, to the best of the Company's knowledge, the NYSE Computer and Data Processing Index is no longer published.

 The following table compares the performance of the Common Stock for the periods indicated with the performance of the NYSE Market Index - U.S. Companies, the AMEX Market Value Index, the MG Group Index/Education and Training Services and the NYSE Computer and Data Processing Index, assuming $100 were invested on December 31, 1993 in the Common Stock, the NYSE Market Index - U.S. Companies, the AMEX Market Value Index, the MG Groupd Index/Education and Training Services and the NYSE Computer and Data Processing Index. Values are as of December 31 of the specified year assuming that all dividends were reinvested.

                 Comparison of 5-Year Cumulative Total Return


                                                                      MG             NYSE
                                         NYSE                       EDUCATION     COMPUTER
                                      MARKET INDEX                    AND         AND DATA
MEASUREMENT PERIOD                     - U.S.       AMEX MARKET     TRAINING     PROCESSING
(FISCAL YEAR COVERED)  GP STRATEGIES   OMPANIES     VALUE INDEX      SERVICES       INDEX

     1993                100.00        100.00          100.00                      100.00
     1994                 43.94        101.00           90.94                      120.97
     1995                 51.89        124.10          114.90                      159.18
     1996                 46.59        156.30          122.25                      196.34
     1997                 84.09        204.80          143.48                      289.21
     1998                 90.91        262.40         144.40


Compliance with Section 16(a) of the Exchange Act.

      Section  16(a)  of the  Securities  Exchange  Act  of  1934  requires  the
Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

      Based sole on its review of copies of such forms received by it and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during the period January 1, 1998 to March 15, 1999, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except for Jerome I. Feldman who filed a late report.


                            STOCKHOLDER PROPOSALS


      Stockholders may present proposals for inclusion in the Company's 2000 proxy statement provided they are received by the Company no later than January 13, 2000, and are otherwise in compliance with applicable SEC regulations.

                        INDEPENDENT PUBLIC ACCOUNTANTS


      The Audit Committee has recommended, and the Board of Directors has selected, the firm of KPMG LLP to serve as independent auditors for the Company for the year ending December 31, 1999. KPMG LLP has audited the Company's books since 1970. The Board considers KPMG LLP to be well qualified for the function of serving as the Company's auditors.

      A representative of KPMG LLP is expected to be present at the Annual Meeting, will have the opportunity to make a statement if so desires and is expected to be available to respond to appropriate questions from stockholders.

                                   GENERAL


      So far as is now known, there is no business other than that described above to be presented for action by the stockholders at the meeting, but it is intended that the proxies will be voted upon any other matters and proposals that may legally come before the meeting and any adjournments thereof in accordance with the discretion of the persons named therein.


                             COST OF SOLICITATION

      The cost of solicitation of proxies will be borne by the Company. It is expected that the solicitations will be made primarily by mail, but employees or representatives of the Company may also solicit proxies by telephone or telegraph and in person, and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxy material to their principals at the expense of the Company.


                                                            Lydia M. DeSantis
                                                                    Secretary

                          GP STRATEGIES CORPORATION


COMMON STOCK                  Annual Meeting of Stockholders        PROXY

                           To Be Held June 3, 1999

         This proxy is solicited on behalf of the Board of Directors

Revoking any such prior appointment, the undersigned, a stockholder of GP Strategies Corporation, hereby appoints Jerome I. Feldman and Scott N. Greenberg, and each of them, attorneys and agents of the undersigned, with full power of substitution, to vote all shares of the Common Stock of the undersigned in said Company at the Annual Meeting of Stockholders of said Company to be held in the Park Avenue Room of the Hotel Inter-Continental New York, 111 East 48th Street, New York, New York on June 3, 1999, at 10:00 a.m., local time, and at any adjournments thereof, as fully and effectually as the undersigned could do if personally present and voting, hereby approving, ratifying and confirming all that said attorneys and agents or their substitutes may lawfully do in place of the undersigned as indicated below.

This proxy when properly executed will be voted as directed. If no direction is indicated, this proxy will be voted for proposal (1).

1. Election of Directors: Jerome I. Feldman, Scott N. Greenberg, Sheldon L, Glashow, Roald Hoffmann, Bernard M. Kauderer, John C. McAuliffe, Ogden R. Reid, Herbert R. Silverman, and Gordon Smale.

                        For               Withhold                      For
All Except

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)

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2. Upon any other  matters  which may  properly  come  before the meeting or any adjournments thereof.




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      Please sign exactly as name appears below.

                    Dated , 1999 Signature Signature if held jointly

                    Please mark, sign, date and return the proxy card promptly using the enclosed envelope. When shares are held by joint tenants both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, please sign in full corporate name by President or other authorized officer. If a partnership please sign in partnership name by authorized person.